Exhibit 10.1

OFFICE LEASE

THIS OFFICE LEASE is executed this 7th day of July, 2013 by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership (“Landlord”), and SCIQUEST, INC., a Delaware corporation (“Tenant”).

ARTICLE 1—LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

(a) Leased Premises (shown outlined on Exhibit A attached hereto): Suites 100 and 200 of the building commonly known as Perimeter Park Two (the “Building”), to be constructed at 3020 Carrington Mill Boulevard, Morrisville, North Carolina 27560, within Perimeter Park (the “Park”).

(b) Rentable Area: approximately 78,565 rentable square feet. The Rentable Area includes the square footage within the Leased Premises plus a pro rata portion of the square footage of the common areas within the Building, as reasonably determined by Landlord. For information purposes only, Landlord used the Building Owners and Managers Association International (“BOMA”) Standard Method for Measuring Floor Area In Office Buildings (American National Standard ANSI-Z65.1-1996 approved June 7, 1996 by American National Standards Institute, Inc.) in determining the useable area of the Building plus a 9.66% add-on factor for single-tenant floors or a 16.09% add-on for multi-tenant floors for common areas to determine the rentable area of the Leased Premises. Landlord and Tenant hereby acknowledge and agree that the square footage of the Rentable Area as set forth above is not subject to dispute or re-measurement by either party during the Lease Term.

(c) Tenant’s Proportionate Share: 38.06%.

(d) Minimum Annual Rent

Year 1	$1,149,667.84
Year 2	$1,767,614.28
Year 3	$1,811,804.64
Year 4	$1,857,099.72
Year 5	$1,903,527.24
Year 6	$1,951,115.40
Year 7	$1,999,893.24
Year 8	$2,049,890.64
Year 9	$2,101,137.84
Year 10	$2,153,666.40

(e) Monthly Rental Installments:

Months 1 – 4	$0.00
Months 5 – 12	$143,708.48
Months 13 – 24	$147,301.19
Months 25 – 36	$150,983.72
Months 37 – 48	$154,758.31
Months 49 – 60	$158,627.27
Months 61 – 72	$162,592.95
Months 73 – 84	$166,657.77
Months 85 – 96	$170,824.22
Months 97 – 108	$175,094.82
Months 109 – 120	$179,472.20

(f) Base Year: 2015.

(g) Target Commencement Date: August 1, 2014.

(h) Lease Term: Ten (10) years.

(i) Security Deposit: $143,708.48.

(j) Broker(s): Duke Realty Services of Indiana, LLC representing Landlord and Synergy Commercial Advisors, LLC representing Tenant.

(k) Permitted Use: General office and storage purposes.

(l) Address for notices and payments are as follows:

Landlord:	Duke Realty Limited Partnership
c/o Duke Realty Corporation
Attn.: Raleigh Market – Vice President,
Asset Management & Customer Service
3005 Carrington Mill Road, Suite 100
Morrisville, North Carolina 27560

With
Payments to:	Duke Realty Limited Partnership
75 Remittance Drive, Suite 3205
Chicago, Illinois 60675-3205

Tenant (prior to occupancy):	SciQuest, Inc.
6501 Weston Parkway, Suite 200
Cary, North Carolina 27513
Attn.: John Lawlor

Tenant (following occupancy):	SciQuest, Inc.
3020 Carrington Boulevard, Suite 100
Morrisville, North Carolina 27560
Attn.: John Lawlor

(m) Guarantor(s): None.

EXHIBITS

Exhibit A: Leased Premises

Exhibit B: Tenant Improvements

Exhibit C: Letter of Understanding

Exhibit D: Rules and Regulations

Exhibit E: Refusal Space

Exhibit F: Janitorial Specifications

Exhibit G: Building Signage

Exhibit H: Generator

Section 1.02. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises, under the terms and conditions herein, together with a non-exclusive right, in common with others, to use the following (collectively, the “Common Areas”): the areas of the Building and the underlying land and improvements thereto that are designed for use in common by all tenants of the Building and their respective employees, agents, customers, invitees and others.

ARTICLE 2—TERM AND POSSESSION

Section 2.01. Term. The Lease Term shall commence as of the date (the “Commencement Date”) that is the later to occur of (a) the date that Substantial Completion (as defined in Exhibit B hereto) of the Tenant Improvements (as defined in Section 2.02 below) occurs, or (b) August 1, 2014.

Section 2.02. Construction of Tenant Improvements. Landlord shall construct and install all leasehold improvements to the Leased Premises (collectively, the “Tenant Improvements”) in accordance with Exhibit B attached hereto and made a part hereof.

Section 2.03. Surrender of the Leased Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in broom-clean condition and in as good order, condition and repair as received, ordinary wear and tear, approved alterations (excluding any alterations that are required to be removed by Tenant pursuant to Section 7.03 below) and loss by casualty excepted, (b) remove from the Leased Premises or where located (i) Tenant’s Property (as defined in Section 8.01 below), (ii) all data and communications equipment, wiring and cabling (including above ceiling, below raised floors and behind walls), and (iii) any alterations required to be removed pursuant to Section 7.03 below, and (c) repair any damage caused by any such removal and restore the Leased Premises to the condition existing upon the Commencement Date, reasonable wear and tear, approved alterations (excluding any alterations that are required to be removed by Tenant pursuant to Section 7.03 below) and loss by casualty excepted. All of Tenant’s Property that is not removed within ten (10) days following Landlord’s written demand therefor shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant’s cost without incurring any liability to Tenant. This Section 2.03 shall survive the expiration or any earlier termination of this Lease.

Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall (a) for the first three (3) months of such holdover period, be a tenant at sufferance at One Hundred Twenty-Five Percent (125%) of the Monthly Rental Installments and Annual Rental Adjustment (as hereinafter defined) for the Leased Premises in effect upon the date of such expiration or earlier termination, and (b) thereafter, be a tenant at sufferance at One Hundred Fifty Percent (150%) of the Minimum Annual Rent and Annual Rental Adjustment for the Leased Premises in effect upon the date of such expiration or earlier termination, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease, nor shall such acceptance create a month-to-month tenancy. In the event a month-to-month tenancy is created by operation of law, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days’ prior written notice to the other, whether or not said notice is given on the rent paying date. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord’s remedies in such event.

ARTICLE 3—RENT

Section 3.01. Base Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments in advance, without demand, deduction or offset, on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated. Tenant shall be responsible for delivering the Monthly Rental Installments to the payment address set forth in Section 1.01(l) above in accordance with this Section 3.01.

Section 3.02. Annual Rental Adjustment Definitions.

(a) “Annual Rental Adjustment” shall mean the amount of Tenant’s Proportionate Share of Operating Expenses for a particular calendar year.

(b) “Operating Expenses” shall mean the amount of all of Landlord’s costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building and the Common Areas in good condition and repair for a particular calendar year (including all additional costs and expenses that Landlord reasonably determines that it would have paid or incurred during such year, including the Base Year, if the Building had been one hundred percent (100%) occupied), including by way of illustration and not limitation, the following: all Real Estate Taxes (as hereinafter defined), insurance premiums and deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other charges paid by Tenant as provided in this Lease (or other tenants in the Building); service and other charges incurred in the repair, replacement, operation and maintenance of the elevators and the heating, ventilation and air-conditioning system (“HVAC”); costs associated with providing fitness facilities, if any; cleaning and other janitorial services; tools and supplies; repair costs; landscape maintenance costs; security patrols; license, permit and inspection fees; management fees (which shall not exceed 4% of the gross rental receipts for the Building); administrative fees; supplies, costs, wages and related employee benefits (at or below the level of Vice President of Asset Management and Customer Service) payable for the management, maintenance and operation of the Building; maintenance, repair and replacement of the driveways, parking and sidewalk areas (including snow and ice removal), landscaped areas, and lighting; and maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any owners association. The cost of any Operating Expenses that are capital in nature shall be amortized over the useful life of the improvement (as reasonably determined by Landlord in accordance with generally accepted accounting principles), and only the amortized portion shall be included in Operating Expenses. Notwithstanding the foregoing, Operating Expenses shall not include the following:

(i) Leasing commissions;

(ii) The cost of tenant finish improvements provided solely for the benefit of tenants or proposed tenants of the Building;

(iii) Costs of correcting building code violations, which violations were in existence on the Commencement Date;

(iv) Depreciation of the Building;

(v) The cost of services separately charged to and paid by another tenant of the Building;

(vi) Interest payments and financing costs associated with Building financing;

(vii) Legal fees associated with the preparation, interpretation and/or enforcement of leases;

(viii) Repairs and replacements for which and to the extent that Landlord has been reimbursed by insurance and/or paid pursuant to warranties;

(xi) Advertising and promotional expenses; and

(x) Costs representing amounts paid to an affiliate of Landlord for services or materials that are materially in excess of the amounts that would have been paid in the absence of such relationship.

(c) “Tenant’s Proportionate Share of Operating Expenses” shall mean an amount equal to the remainder of (i) the product of Tenant’s Proportionate Share times the Operating Expenses less (ii) Tenant’s Proportionate Share times the Operating Expenses for the Base Year, provided that such amount shall not be less than zero.

(d) “Real Estate Taxes” shall mean any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance taxes, personal or corporate income taxes, estate taxes, excise taxes on transfer and transfer taxes on conveyance) imposed upon the Building or Common Areas (that is directly connected with the ownership, leasing and operation of the Building or Common Areas), or against Landlord’s business of leasing the Building, by any authority having the power to so charge or tax, together with reasonable costs and expenses of contesting the validity or amount of the Real Estate Taxes.

Section 3.03. Payment of Additional Rent.

(a) Any amount required to be paid by Tenant hereunder (in addition to Minimum Annual Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Minimum Annual Rent reserved hereunder, except as set forth herein to the contrary. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Minimum Annual Rent.

(b) In addition to the Minimum Annual Rent specified in this Lease, commencing as of January 1, 2016, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year. Landlord shall estimate the Annual Rental Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment. Tenant shall be responsible for delivering the Additional Rent to the payment address set forth in Section 1.01(l) above in accordance with this Section 3.03. If Operating Expenses increase during a calendar year, Landlord may reasonably increase the estimated Annual Rental Adjustment to account for such increase during such year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment divided by the number of months remaining in such year. Within a reasonable time after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Rental Adjustment. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year. If the Annual Rental Adjustment indicates that Tenant has overpaid Operating Expenses, and such determination is made after the expiration or earlier termination of this Lease (or such excess is more than the next Monthly Rental Installment due), then Landlord shall pay Tenant any such excess within thirty (30) days of such determination. This Section 3.03 shall survive the expiration or any earlier termination of this Lease.

Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue five (5) days beyond the due date, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate of interest, as reported in the Wall Street Journal (the “Prime Rate”) plus six percent (6%) per annum; provided, however, such interest rate shall not be less than twelve percent (12%) per annum.

Section 3.05. Maximum Increase in Operating Expenses. Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Expenses shall be limited to a seven percent (7%) per annum increase over the amount the Operating Expenses per rentable square foot for the immediately preceding calendar year would have been had the Operating Expenses per rentable square foot increased at the rate of seven percent (7%) in all previous calendar years beginning with the actual Operating Expenses per rentable square foot for the calendar year ending December 31, 2015.

Section 3.06. Inspection and Audit Rights.

(a) Tenant shall have the right to inspect, at reasonable times and in a reasonable manner, during the one hundred twenty (120) day period following the delivery of Landlord’s statement of the actual amount of the Annual Rental Adjustment (the “Inspection Period”), such of Landlord’s books of account and records as pertain to and contain information concerning the Annual Rental Adjustment for the prior calendar year in order to verify the amounts thereof. Such inspection shall take place at Landlord’s office upon at least fifteen (15) days prior written notice from Tenant to Landlord. Only Tenant or a certified public accountant that is not being compensated for its services on a contingency fee basis shall conduct such inspection. Tenant shall also agree to follow Landlord’s reasonable procedures for auditing such books and records. Landlord and Tenant shall act reasonably in assessing the other party’s calculation of the Annual Rental Adjustment. Tenant shall provide Landlord with a copy of its findings within thirty (30) days after completion of the audit. Tenant’s failure to exercise its rights hereunder within the Inspection Period shall be deemed a waiver of its right to inspect or contest the method, accuracy or amount of such Annual Rental Adjustment.

(b) If Landlord and Tenant agree that Landlord’s calculation of the Annual Rental Adjustment for the inspected calendar year was incorrect, the parties shall enter into a written agreement confirming such undisputed error and then Landlord shall make a correcting payment in full to Tenant within thirty (30) days after the determination of the amount of such error or credit such amount against future Additional Rent if Tenant overpaid such amount, and Tenant shall pay Landlord within thirty (30) days after the determination of such error if Tenant underpaid such amount. In the event of any errors on the part of Landlord that an independent auditor indicates were errors costing Tenant in excess of five percent (5%) of Tenant’s actual Operating Expense liability for any calendar year, Landlord will also reimburse Tenant for the costs of an audit reasonably incurred by Tenant in an amount not to exceed Four Thousand and No/100 Dollars ($4,000.00) within the above thirty (30) day period. If Landlord disputes the correctness of auditor’s statement, and if such dispute shall have not been settled by agreement within thirty (30) days after Landlord provides Tenant with such written notice, Landlord may submit the dispute to a reputable firm of independent certified public accountants selected by Landlord and approved by Tenant, and the decision of such accountants shall be conclusive and binding upon the parties. If such accountant decides that there was an error, Landlord will make correcting payment if Tenant overpaid such amount, and Tenant shall pay Landlord if Tenant underpaid such amount. The fees and expenses involved in such decision shall be borne by the party required to pay for the audit.

(c) All of the information obtained through Tenant’s inspection with respect to financial matters (including, without limitation, costs, expenses and income) and any other matters pertaining to Landlord, the Leased Premises, the Building and/or the Park as well as any compromise, settlement or adjustment reached between Landlord and Tenant relative to the results of the inspection shall be held in strict confidence by Tenant and its officers, agents, and employees; and Tenant shall cause its independent professionals to be similarly bound. The obligations within the preceding sentence shall survive the expiration or earlier termination of this Lease.

ARTICLE 4—SECURITY DEPOSIT

Within ninety (90) days following the execution and delivery of this Lease by Tenant, Tenant shall deposit the Security Deposit with Landlord as security for the performance by Tenant of all of Tenant’s obligations contained in this Lease. In the event of a default by Tenant, Landlord may apply all or any part of the Security Deposit as reasonably required to cure all or any part of such default; provided, however, that any such application by Landlord shall not be or be deemed to be an election of remedies by Landlord or considered or deemed to be liquidated damages. Tenant agrees promptly, upon demand, to deposit such additional sum with Landlord as may be required to maintain the full amount of the Security Deposit. All sums held by Landlord pursuant to this Article 4 shall be without interest and may be commingled by Landlord. Within forty-five (45) days following the end of the Lease Term, provided that there is then no uncured default or any repairs required to be made by Tenant pursuant to Section 2.03 above or Section 7.03 below, Landlord shall return the Security Deposit to Tenant.

ARTICLE 5—OCCUPANCY AND USE

Section 5.01. Use. Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord.

Section 5.02. Covenants of Tenant Regarding Use.

(a) Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all covenants that encumber the Building and all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with and obey all reasonable directions, rules and regulations of Landlord, including the Building Rules and Regulations attached hereto as Exhibit D and made a part hereof, as may be modified from time to time by Landlord on reasonable notice to Tenant; provided that (i) in the event of any conflict between said rules and regulations and the express terms of this Lease, the Lease shall control, (ii) such rules and regulations are for the safety, care, order and cleanliness of the Building and Common Areas, (iii) such rules and regulations do not materially interfere with the Permitted Use, (iv) such rules and regulations do not require payment of additional monies, and (v) such rules and regulations are uniformly enforced in a non-discriminatory manner.

(b) Tenant shall not do or permit anything to be done in or about the Leased Premises that will in any way cause a nuisance, or unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of Landlord’s directions, rules and regulations, but agrees that it shall take commercially reasonable steps to encourage such performance and that any enforcement thereof shall be done uniformly. Tenant shall not use the Leased Premises, nor allow the Leased Premises to be used, for any purpose other than the Permitted Use, or in any manner that would (i) invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any increase in premium charged (upon receipt of written documentation showing Tenant’s use to be the proximate cause of said premium increase); provided that Tenant receives notice and an opportunity to cure prior to being charged any increase in insurance premiums.

Section 5.03. Landlord’s Rights Regarding Use. Without limiting any of Landlord’s rights specified elsewhere in this Lease (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it deems necessary or proper so long as any such control, change or alteration does not materially and adversely affect Tenant’s use of the Leased Premises for the Permitted Use, and (b) Landlord, its agents, employees and contractors and any mortgagee of the Building shall have the right to enter any part of the Leased Premises accompanied by a representative of Tenant (provided such representative is made available to Landlord) at reasonable times upon reasonable notice (except in the event of an emergency where no notice shall be required) for the purposes of (i) examining or inspecting the same (including, without limitation, testing to confirm Tenant’s compliance with this Lease), (ii) showing the same to prospective purchasers or mortgagees, (iii) during the last two hundred seventy (270) days of the Lease Term and any time Tenant is in Default hereunder, showing the same to prospective tenants, and (iv) making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem reasonably necessary or desirable. Except to the extent of Landlord’s negligence or willful misconduct not otherwise waived by Tenant pursuant to Section 8.06 below or any other provision of this Lease, Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor. Without limiting the foregoing, Landlord covenants and agrees that in exercising any of its rights under this Section 5.03, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Leased Premises for the Permitted Use. During any time that Landlord is in the Leased Premises pursuant to this Section 5.03, Landlord shall use commercially reasonable efforts to preserve and protect the confidentiality of Tenant’s proprietary information and trade secrets.

ARTICLE 6—UTILITIES AND OTHER BUILDING SERVICES

Section 6.01. Services to be Provided. Provided Tenant is not in Default, Landlord shall furnish to Tenant, except as noted below, the following utilities and other services to the extent reasonably necessary for Tenant’s use of the Leased Premises for the Permitted Use, or as may be required by law or directed by governmental authority:

(a) HVAC between the hours of 8:00 a.m. and 6:00 p.m. Monday through Friday and, upon forty-eight (48) hours prior request from Tenant, 9:00 a.m. to 1:00 p.m. on Saturday of each week except on legal holidays. As of the date of this Lease, the charge for after-hours HVAC is $45.00 per hour per zone which charge is subject to change based on the cost of such utilities from time to time in Landlord’s reasonable discretion;

(b) Electrical current not to exceed five (5) watts per square foot;

(c) Water in the Common Areas for lavatory and drinking purposes;

(d) Automatic elevator service;

(e) Cleaning and janitorial service in the Leased Premises and Common Areas on Monday through Friday of each week except legal holidays in accordance with Exhibit F attached hereto and made a part hereof; provided, however, Tenant shall be responsible for carpet cleaning other than routine vacuuming;

(f) Washing of windows at intervals reasonably established by Landlord;

(g) Replacement of all lamps, bulbs, starters and ballasts in Building standard lighting as required from time to time as a result of normal usage; and

(h) Maintenance of the Common Areas, including the removal of rubbish, ice and snow.

Section 6.02. Additional Services.

(a) If Tenant requests utilities or building services in addition to those identified above, or if Tenant uses any of the above utilities or services in frequency, scope, quality or quantity substantially greater than that which Landlord determines (and reasonably documents) is normally required by other tenants in the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or services. In the event Landlord is able to and does furnish such additional utilities or services, the costs thereof (which shall be deemed to mean the cost that Tenant would have incurred had Tenant contracted directly with the utility company or service provider) shall be borne by Tenant, who shall reimburse Landlord monthly for the same as Additional Rent. Landlord shall also have the right to submeter or separately meter the Leased Premises at Tenant’s sole cost, and Tenant shall pay such utilities based on the submeter or separate meter (provided that Tenant’s responsibility for payment of Operating Expenses shall be adjusted accordingly).

(b) If any lights, density of staff, machines or equipment used by Tenant in the Leased Premises materially affect the temperature otherwise maintained by the Building’s air-conditioning system or generate substantially more heat in the Leased Premises than that which would normally be generated by other tenants in the Building or by tenants in comparable office buildings (as reasonably determined and documented by Landlord), then Landlord shall have the right to install any machinery or equipment that Landlord considers reasonably necessary in order to restore the temperature balance between the Leased Premises and the rest of the Building, including, without limitation, equipment that modifies the Building’s air-conditioning system. All reasonable costs expended by Landlord to install any such machinery and equipment and any additional costs of operation and maintenance in connection therewith shall be borne by Tenant, who shall reimburse Landlord for the same as provided in this Section 6.02.

Section 6.03. Interruption of Services. Tenant acknowledges and agrees that any one or more of the utilities or other services identified in Sections 6.01 or 6.02 or otherwise hereunder may be interrupted by reason of accident, emergency or other causes beyond Landlord’s control, or may be discontinued or diminished temporarily by Landlord or other persons until certain repairs, alterations or improvements can be made. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder. Notwithstanding the foregoing, in the event that (a) an interruption of utility service to the Leased Premises is due to Landlord’s negligence or intentional wrongful acts, (b) the restoration of such utility service is entirely within Landlord’s control, and (c) such interruption renders all or a portion of the Leased Premises untenantable (meaning that Tenant is unable to use, and does not use, such space in the normal course of its business for the Permitted Use) for more than three (3) consecutive business days, then Tenant shall notify Landlord in writing that Tenant intends to abate rent. If service has not been restored within three (3) consecutive business days of Landlord’s receipt of Tenant’s notice, then Minimum Annual Rent shall abate proportionately with respect to the portion of the Leased Premises rendered untenantable on a per diem basis for each day after such three (3) day period during which such portion of the Leased Premises remains untenantable. Such abatement shall be Tenant’s sole remedy for Landlord’s failure to restore service as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof.

ARTICLE 7—REPAIRS, MAINTENANCE AND ALTERATIONS

Section 7.01. Repair and Maintenance of Building. Landlord shall maintain and make all necessary repairs and replacements to the roof, sprinklers, foundation, structural frame of the Building, exterior walls, exterior doors, windows, corridors and other Common Areas, as well as all Building systems (such as HVAC, electrical, mechanical and plumbing) serving the Leased Premises and Common Areas, and Landlord shall keep the Building in a clean and neat condition and use reasonable efforts to keep all equipment used in common with other tenants in good condition and repair. The cost of such repairs, replacements and maintenance shall be included in Operating Expenses to the extent provided in Section 3.02; provided however, to the extent any such repairs, replacements or maintenance are required because of the negligence or willful misconduct of Tenant, its employees, agents, contractors, customers or invitees, Landlord shall make such repairs at Tenant’s sole expense.

Section 7.02. Repair and Maintenance of Leased Premises. Landlord shall keep and maintain the Leased Premises in good condition and repair. The cost of such repairs and maintenance to the Leased Premises shall be included in Operating Expenses; provided however, to the extent any repairs or maintenance are required in the Leased Premises because of the negligence or willful misconduct of Tenant, its employees, agents, contractors, customers or invitees or are made at the specific request of Tenant, Landlord shall make such repairs or perform such maintenance at Tenant’s sole expense. Notwithstanding the above, Tenant shall be solely responsible for any repair or replacement with respect to Tenant’s Property (as defined in Section 8.01 below) located in the Leased Premises, the Building or the Common Areas. Nothing in this Article 7 shall obligate Landlord or Tenant to repair normal wear and tear to any paint, wall covering or carpet in the Leased Premises.

Section 7.03. Alterations. Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans therefor in writing; provided, however, that Tenant shall have the right to make alterations to the Leased Premises, without obtaining Landlord’s prior written consent provided that (a) such alterations do not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) in cost in any one instance and One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) in cost in the aggregate during the Lease Term; (b) such alterations are non-structural and non-mechanical in nature; (c) such alterations do not require a permit; (d) Tenant provides Landlord with prior written notice of its intention to make such alterations, stating in reasonable detail the nature, extent and estimated cost of such alterations, together with the plans and specifications for the same, to the extent applicable, and (e) at Landlord’s option, Tenant must remove such alterations and restore the Leased Premises upon termination of this Lease. As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall at Landlord’s option become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Notwithstanding anything contained herein to the contrary, Tenant shall have no obligation hereunder to remove any of the Tenant Improvements or to otherwise remove any other alterations or improvements which have been made by Tenant with the express written consent of Landlord, unless, at the time of granting such consent, Landlord has expressly required the removal of any such proposed alterations or improvements as a condition to granting such consent. Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord’s consent to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record or bonded over within thirty (30) days after filing. Tenant shall indemnify Landlord from all costs, losses, expenses and reasonable attorneys’ fees in connection with any construction or alteration and any related lien. The parties expressly agree that Tenant shall have the right to select a general contractor of its choice, with Landlord’s reasonable approval, to perform all work on any alterations to the Leased Premises, except for the Tenant Improvements.

Section 7.04. Critical Cooling. Notwithstanding anything to the contrary contained herein, Tenant shall be responsible for all non-base building costs related to critical cooling/additional cooling of the Leased Premises and non-base building fire suppression systems for the Leased Premises (collectively, the “Critical Cooling System”); provided, however, that any such Critical Cooling System shall not include roll in, non-affixed cooling units powered by a standard wall receptacle. Tenant shall have the right to operate the Critical Cooling System twenty-four (24) hours a day, seven (7) days a week. Tenant shall be solely responsible, at its cost and expense, for the maintenance, repair and replacement (if necessary) of the Critical Cooling System. Tenant shall operate and maintain the Critical Cooling System in accordance with all applicable federal, state and local laws and regulations. In no event shall any Critical Cooling System exhaust into the building plenum. Tenant shall also be responsible for the actual cost incurred by Landlord for the electricity and the water, if applicable, to operate the Critical Cooling System. Upon expiration or earlier termination of the Lease, Tenant shall remove the Critical Cooling System and repair any and all damage to the Leased Premises and/or the Building caused by such removal.

ARTICLE 8—INDEMNITY AND INSURANCE

Section 8.01. Release. All of Tenant’s trade fixtures, merchandise, inventory, special fire protection equipment, telecommunication and computer equipment, supplemental air conditioning equipment, kitchen equipment and all other personal property in or about the Leased Premises, the Building or the Common Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Leased Premises or Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as “Tenant’s Property”), shall be and remain at Tenant’s sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord (and its affiliates, property managers and mortgagees) from (a) any and all liability for theft or damage to Tenant’s Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Leased Premises, the Building or the Common Areas, except to the extent of personal injury caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01, the provisions of Section 8.06 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.

Section 8.02. Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to the negligence or willful misconduct of Tenant or Tenant’s agents, employees, contractors, customers or invitees in or about the Leased Premises, the Building or the Common Areas, (b) arising out of or relating to any of Tenant’s Property, or (c) arising out of any other act or occurrence within the Leased Premises, in all such cases except to the extent of personal injury caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02, the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.

Section 8.03. Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees and contractors of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent arising out of the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.

Section 8.04. Tenant’s Insurance.

(a) During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:

(i) Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering Tenant’s use of the Leased Premises against claims for bodily injury or death or property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $4,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(ii) Property Insurance. Special Form Insurance (which insurance may exclude flood insurance or earthquake coverage) in the amount of the full replacement cost of Tenant’s Property (including, without limitation, alterations or additions performed by Tenant pursuant hereto, but excluding those improvements, if any, made pursuant to Section 2.02 above), which insurance shall waive coinsurance limitations.

(iii) Worker’s Compensation Insurance. Worker’s Compensation insurance in amounts required by applicable law; provided, if there is no statutory requirement for Tenant, Tenant shall still obtain Worker’s Compensation insurance coverage.

(iv) Business Interruption Insurance. Business Interruption Insurance with limits not less than an amount equal to two (2) years rent hereunder. Notwithstanding the foregoing, Tenant may elect not to carry Business Interruption Insurance; provided, however, that in such event Tenant shall release Landlord from any and all liability arising during the Lease Term that would have been covered by such Business Interruption Insurance had Tenant elected to carry such coverage.

(v) Automobile Insurance. Comprehensive Automobile Liability Insurance insuring bodily injury and property damage arising from all non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000 combined single limit, per accident.

(b) All insurance required to be carried by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the State in which the Leased Premises is located and having an AM Best’s rating of A IX or better, and (ii) provide that said insurance shall not be materially changed, canceled or permitted to lapse on less than thirty (30) days’ prior written notice to Landlord (except for non-payment of premium which is upon ten (10) days’ notice). In addition, Tenant shall name Landlord, Landlord’s managing agent, and any mortgagee requested by Landlord, as additional insureds under its commercial general liability, excess and umbrella policies (but only to the extent of the limits required hereunder). On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within thirty (30) days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, and that with the exception of Worker’s Compensation insurance, such insurance is primary and non-contributory. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance within ten (10) business days after Landlord’s written demand, Landlord may obtain such insurance on Tenant’s behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent. Landlord reserves the right following the initial Lease Term or in the event of any expansion of the Leased Premises to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types.

Section 8.05. Landlord’s Insurance. During the Lease Term, Landlord shall maintain the following types of insurance issued by one or more insurance companies, licensed to do business in the State in which the Leased Premises is located and having an AM Best’s rating of A IX or better, in the amounts specified below (the cost of which shall be included in Operating Expenses):

(a) Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $4,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(b) Property Insurance. Special Form Insurance in the amount of the full replacement cost of the Building, including, without limitation, any improvements, if any, made pursuant to Section 2.02 above, but excluding Tenant’s Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.

Section 8.06. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Landlord (and its affiliates, property managers and mortgagees) and Tenant (and its affiliates) hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Common Areas arising from any risk which is required to be insured against by Sections 8.04(a)(ii), 8.04(a)(iii), and 8.05(b) above. The special form property insurance policies and worker’s compensation insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.

ARTICLE 9—CASUALTY

In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees to promptly and diligently restore and repair same; provided, however, Landlord’s obligation hereunder with respect to the Leased Premises shall be limited to the reconstruction of such of the leasehold improvements as were originally required to be made by Landlord pursuant to Section 2.02 above, if any. Rent shall proportionately abate during the time that the Leased Premises are totally unusable or shall proportionately abate during any time that a part thereof is unusable because of any such damage. Notwithstanding the foregoing, if the Leased Premises are (a) so destroyed that they cannot be repaired or rebuilt within one hundred eighty (180) days from the casualty date; or (b) destroyed by a casualty that is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Leased Premises; then, in case of a clause (a) casualty, either Landlord or Tenant may, or, in the case of a clause (b) casualty, then Landlord may, upon thirty (30) days’ written notice to the other party, terminate this Lease with respect to matters thereafter accruing. All determinations as to whether a clause (a) or clause (b) applies shall be made and communicated to Tenant in writing within sixty (60) days after the date the casualty occurs. Tenant waives any right under applicable laws inconsistent with the terms of this paragraph.

ARTICLE 10—EMINENT DOMAIN

If all or any substantial part of the Building or Common Areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken. If all or any part of the Leased Premises shall be acquired by the exercise of eminent domain so that the Leased Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken. All damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages if such damages do not reduce Landlord’s award of damages.

ARTICLE 11—ASSIGNMENT AND SUBLEASE

Section 11.01. Assignment and Sublease.

(a) Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord’s prior written consent. In the event of any permitted assignment or subletting, Tenant shall remain primarily liable hereunder, and any extension, expansion, rights of first offer, rights of first refusal or other options granted to Tenant under this Lease shall be rendered void and of no further force or effect. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease.

(b) By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord’s reasonable opinion (i) the Leased Premises are or may be in any way adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations of the assignment or sublease, as applicable, or (iv) the prospective assignee or subtenant is a current tenant at the Park or is a bona-fide third-party prospective tenant and Landlord has substantially similar space (size, quality, utility) available within the Park to meet such tenant’s or prospective tenant’s needs at the time Tenant is attempting to sublease or assign the Leased Premises. Landlord further expressly reserves the right to refuse to give its consent to any subletting if the proposed rent is publicly advertised to be less than the then current rent for similar premises in the Building. A public advertisement shall not be deemed to include a typical commercial brokerage sublease flyer, electronic mail advertisements or internet websites or services that offer a quoted sublease rate. If Landlord refuses to give its consent to any proposed assignment or subletting, Landlord may, at its option, within twenty (20) days after receiving a request to consent, terminate this Lease by giving Tenant thirty (30) days prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder, except those which expressly survive the termination of this Lease. Notwithstanding the foregoing, in the event Landlord elects to terminate this Lease pursuant to the immediately preceding sentence, Tenant shall have the right to withdraw its assignment or sublet request within ten (10) days after receipt of Landlord’s termination notice, whereupon Landlord’s termination shall be ineffective and this Lease shall continue in full force and effect.

(c) If Tenant shall make any assignment or sublease, with Landlord’s consent, for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental upon receipt (less Tenant’s actual and reasonable third party out of pocket expenses incurred in connection with such subletting or assignment). Tenant agrees to pay Landlord $500.00 upon demand by Landlord for reasonable accounting and attorneys’ fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant’s interest in and to the Leased Premises as consideration for Landlord’s consent.

Section 11.02. Permitted Transfer. Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord’s consent, but upon ten (10) days prior notice to Landlord, to (a) sublet all or part of the Leased Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign all or any part of this Lease to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s stock, assets or property, including an acquisition by Tenant of the shares of its stock; (c) effectuate any public offering of Tenant’s stock on the New York Stock Exchange or in the NASDAQ over the counter market or any internationally recognized stock exchange; or (d) engage in debt or equity financing, provided that in the event of a transfer pursuant to clause (b) or (d), the tangible net worth after any such transaction is not less than the tangible net worth of Tenant as of the date hereof and provided further that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity hereinafter referred to as a “Permitted Transferee”). For the purpose of this Article 11 (i) “control” shall mean ownership of not less than fifty percent (50%) of all voting stock or legal and equitable interest in such corporation or entity, and (ii) “tangible net worth” shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Section 11.02 shall be deemed an assignment or transfer that requires Landlord’s prior written consent pursuant to Section 11.01 above.

ARTICLE 12—TRANSFERS BY LANDLORD

Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder. Upon the assumption by the transferee of the obligations and liabilities of Landlord hereunder, such sale shall operate to release Landlord from liability hereunder after the date of such conveyance.

Section 12.02. Estoppel Certificate. Within ten (10) business days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying, to the extent such matters are true, (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.

Section 12.03. Subordination. This Lease is and shall be expressly subject and subordinate at all times to the lien of any present or future mortgage or deed of trust encumbering fee title to the Leased Premises. If any such mortgage or deed of trust be foreclosed, upon request of the mortgagee or beneficiary (“Landlord’s Mortgagee”), as the case may be, Tenant will attorn to the purchaser at the foreclosure sale. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect such subordination and/or attornment; provided, however, that subordination of this Lease to any present or future mortgage or trust deed shall be conditioned upon the mortgagee, beneficiary, or purchaser at foreclosure, as the case may be agreeing that Tenant’s occupancy of the Leased Premises and other rights under this Lease shall not be disturbed by reason of the foreclosure of such mortgage or trust deed, as the case may be, so long as Tenant is not in default under this Lease. Within ten (10) business days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any commercially reasonable instrument that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease.

ARTICLE 13—DEFAULT AND REMEDY

Section 13.01. Default. The occurrence of any of the following shall be a “Default”:

(a) Tenant fails to pay any Monthly Rental Installments or Additional Rent within five (5) days after the same is due. Notwithstanding the foregoing, Landlord shall provide Tenant with a written courtesy notice of such Default and Tenant shall have an additional five (5) days’ notice to cure such Default; provided, however, that Landlord shall not be required to give such courtesy notice more than one (1) time in any consecutive twelve (12) month period.

(b) Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.

(c) Tenant may vacate the Leased Premises during the term of this Lease provided (i) Tenant is not otherwise in Default hereunder; (ii) Tenant continues to pay rent through the end of the term of the Leased Premises as defined in Article 3 of this Lease, (iii) Tenant reasonably secures the Leased Premises to prevent damage, destruction or vandalism to the Leased Premises; (iv) Tenant continues such utilities to the Leased Premises as reasonably required to prevent any damage to the Leased Premises; (v) Tenant continues to provide insurance for the Leased Premises and Tenant pays any increased premium (as reasonably documented by Landlord) resulting from a lack of a tenant in the Leased Premises. Therefore, except for physically occupying the Leased Premises, Tenant shall otherwise comply with all its obligations under the Lease, including but not limited to the obligation to pay all rental due hereunder.

(d) Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(e) All or substantially all of Tenant’s assets in the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant’s corporate charter if Tenant is a corporation.

Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies pursuant to legal process, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a) Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses that Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage that Tenant may sustain by reason of Landlord’s action.

(b) Landlord may terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination and all rights of Tenant under this Lease and in and to the Leased Premises shall terminate. Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Leased Premises to Landlord on the date specified in such notice. Furthermore, Tenant shall be liable to Landlord for the unamortized balance of any leasehold improvement allowance and brokerage fees paid in connection with the Lease.

(c) Without terminating this Lease, Landlord may terminate Tenant’s right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises. In such event, Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have. Upon termination of possession, Landlord may re-let all or any part thereof as the agent of Tenant for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein (in Landlord’s reasonable discretion), whereupon Tenant shall be immediately obligated to pay to Landlord an amount equal to (i) the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term had this Lease not been terminated (said period being referred to herein as the “Remaining Term”), (ii) the costs of recovering possession of the Leased Premises and all other expenses, loss or damage incurred by Landlord by reason of Tenant’s Default (“Default Damages”), which shall include, without limitation, reasonable expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, brokers’ commissions and reasonable attorneys’ fees, and (iii) all unpaid Minimum Annual Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the “Prior Obligations”). Neither the filing of any dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.

(d) Landlord may terminate this Lease and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, an amount which, at the date of such termination is equal to the sum of the following: (i) the value of the excess, if any, discounted at the prime rate of interest (as reported in the Wall Street Journal), of (A) the Minimum Annual Rent, Additional Rent and all other sums that would have been payable hereunder by Tenant for the Remaining Term, less (B) the aggregate reasonable rental value of the Leased Premises for the Remaining Term, as determined by a real estate broker licensed in the State of North Carolina who has at least ten (10) years of experience, (ii) all of Landlord’s Default Damages, and (iii) all Prior Obligations. Landlord and Tenant acknowledge and agree that the payment of the amount set forth in clause (i) above shall not be deemed a penalty, but shall merely constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. It is expressly agreed and understood that all of Tenant’s liabilities and obligations set forth in this subsection (d) shall survive termination.

(e) If Landlord has terminated this Lease or Tenant’s right to possession, Landlord agrees to use commercially reasonable efforts to mitigate its damages. Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building. Landlord will not be deemed to have failed to mitigate if Landlord leases any other portions of the Building before re-letting all or any portion of the Leased Premises. Landlord shall not be deemed to have failed to mitigate if it incurs Default Damages. Tenant shall bear the burden of proof that Landlord failed to mitigate.

(f) Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.

Section 13.03. Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Landlord shall use commercially reasonable speed and diligence to repair essential building services as soon as possible. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder. As to Landlord’s maintenance and repair obligations hereunder inside the Leased Premises, if Landlord has not cured or commenced to cure a maintenance or repair default set forth in said notice from Tenant within said 30-day period, Tenant may undertake all reasonable action to cure Landlord’s failure of performance. If Tenant elects to cure said default, Tenant shall, prior to commencement of said work, provide to Landlord a specific description of the work to be performed by Tenant and the name of Tenant’s contractor. Any materials used shall be of equal or better quality than currently exists in the Building and Tenant’s contractor shall be adequately insured and of good reputation. Landlord agrees to reimburse Tenant on demand for all reasonable, third party out-of-pocket expenses incurred by Tenant in connection therewith, provided that Tenant delivers to Landlord adequate bills or other supporting evidence substantiating said cost. In no event, however, shall Landlord be liable to Tenant for any consequential or punitive damages.

Section 13.04. Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Building (including rental income and insurance and/or condemnation proceeds) for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.

Section 13.05. Nonwaiver of Defaults. Neither party’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06. Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees incurred in connection therewith. In addition, if a monetary Default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary Default, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred.

ARTICLE 14—LANDLORD’S RIGHT TO RELOCATE TENANT

INTENTIONALLY OMITTED.

ARTICLE 15—TENANT’S RESPONSIBILITY REGARDING

ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Environmental Definitions.

(a) “Environmental Laws” shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.

(b) “Hazardous Substances” shall mean those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws and petroleum products.

Section 15.02. Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the standards prevailing in the industry.

Section 15.03. Notices, Affidavits, Etc. Tenant shall immediately (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute affidavits, representations and the like within ten (10) business days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.

Section 15.04. Tenant’s Indemnification. Tenant shall indemnify Landlord and Landlord’s managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.05. Existing Conditions. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises prior to the Commencement Date of this Lease (or any earlier occupancy of the Leased Premises by Tenant) except to the extent Tenant exacerbates the same.

Section 15.06. Landlord’s Representation and Indemnity. Landlord represents that to Landlord’s actual knowledge, neither Landlord nor any predecessor owner of the Building or underlying land has treated, stored or disposed of any Hazardous Substances upon or within the Building or underlying land. Landlord hereby agrees to indemnify Tenant and hold Tenant harmless from and against any clean-up costs, remedial costs, preventative costs, and/or any governmental fees, costs, expenses, charges or the like arising from any presence of any Hazardous Substances upon or within the Leased Premises which were caused by Landlord, its agents, employees or contractors. Nothing in this Section 15.06 shall be interpreted as imposing any liability on Landlord for any other costs or expenses incurred by Tenant, including any lost sales or profits of Tenant resulting from any such presence. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

ARTICLE 16—MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State where the Building is located.

Section 16.03. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.

Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Leased Premises on the terms contained herein.

Section 16.05. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.

Section 16.06. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.01(l). If sent by overnight courier, the notice shall be deemed to have been given one (1) day after sending. If mailed, the notice shall be deemed to have been given upon actual receipt or refusal thereof. Either party may change its address by giving written notice thereof to the other party.

Section 16.07. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.08. Financial Statements. In the event that Tenant is no longer a publically traded company, during the Lease Term and any extensions thereof, Tenant shall provide to Landlord, within thirty (30) days following Landlord’s request (which request shall not be made more than annually), a copy of Tenant’s most recent financial statements prepared as of the end of Tenant’s fiscal year. Such financial statements shall be signed by Tenant or an officer of Tenant, if applicable, who shall attest to the truth and accuracy of the information set forth in such statements. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied. Landlord agrees that it shall maintain the confidentiality of such financial statements during the Lease Term; provided, however, Landlord may disclose the contents of the financial statements to (a) officers and employees of Landlord and those agents, attorneys and consultants of Landlord reasonably requiring access, (b) actual or prospective lenders, purchasers, investors or shareholders of Landlord, (c) any entity or agency required by law, or (d) any entity or agency which is reasonably necessary to protect Landlord’s interest in any action, suit or proceeding brought by or against Landlord and relating to the subject matter of this Lease.

Section 16.09. Representations and Warranties.

(a) Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b) Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.

Section 16.10. Signage. Landlord, at its cost and expense, shall provide Tenant with Building standard signage on the main Building directory and at the entrance to the Leased Premises, and a placard displaying Tenant’s name and/or logo on the monument sign serving the Building. Any changes requested by Tenant to the initial directory or suite signage or the monument placard shall be made at Tenant’s sole cost and expense and shall be subject to Landlord’s approval. Landlord may install such other signs, advertisements, notices or tenant identification information on the Building directory, tenant access doors or other areas of the Building, as it shall deem necessary or proper. In addition to the foregoing, Tenant, at Tenant’s sole cost and expense, shall have the right to install one (1) Building-mounted identification sign, which shall include Tenant’s name and/or logo as shown on Exhibit G attached hereto and made a part hereof, on the parapet wall at the top of the Building (the “Building Sign”) at a location to be determined by Landlord; provided that said Building Sign and Tenant’s installation thereof comply with all laws, rules, regulations and ordinances encumbering the Building. Without limiting the foregoing, Tenant specifically acknowledges and agrees that Tenant shall be solely responsible for ensuring that the Building Sign complies with the protective covenants, if any, that encumber the Building as of the date of this Lease, and that any failure by Tenant to comply with the terms of said protective covenants (including, without limitation, obtaining any approvals therein required) shall be at Tenant’s sole risk and expense. The size, location, materials, coloring, lettering, lighting and method of installation shall be subject to Landlord’s prior approval. Tenant shall, at its sole cost and expense, keep and maintain the Building Sign in good condition and repair. On or before the expiration or earlier termination of this Lease, Tenant shall be responsible for removing the Building Sign and returning the Building and the surrounding premises to their original condition, normal wear and tear excluded. Tenant shall not place any other exterior signs on the Leased Premises or interior signs visible from the exterior of the Leased Premises without the prior written consent of Landlord. Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section 16.10. Landlord shall not install, nor allow to be installed, on the Building any signs in excess of the number of signs allowed by all laws, rules, regulations and ordinances encumbering the Building.

Section 16.11. Parking. Throughout the Lease Term and any extensions thereof, Landlord shall make available to Tenant a number of automobile parking spaces (on an unassigned, non-exclusive basis) in the parking area of the Park based on a formula of four and one-quarter (4.25) parking spaces for each 1,000 square feet of rentable area within the Leased Premises, rounded to the nearest whole number of spaces; provided, however, that such formula shall not apply to any future expansion of the Leased Premises. Such parking shall be at no additional cost to Tenant. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right in its absolute discretion to determine whether parking facilities are becoming crowded and, in such event, to allocate parking spaces between Tenant and other tenants. There will be no assigned parking unless Landlord, in its sole discretion, deems such assigned parking advisable. In such event, Tenant shall be entitled to its pro rata share of the assigned parking, and Landlord shall be obligated to ensure that said parking is distributed in a reasonably equitable manner among the tenants of the Building. No vehicle may be repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant’s employees, contractors or invitees, and deemed abandoned by Landlord will be towed and all costs thereof shall be borne by the Tenant. All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants. There shall be no parking permitted on any of the streets or roadways located within the Park. In addition, Tenant agrees that its employees will not park in the spaces designated visitor parking.

Section 16.12. Consent or Approval. Where the consent or approval of a party is required, such consent or approval will not be unreasonably withheld, conditioned or delayed.

Section 16.13. Time. Time is of the essence of each term and provision of this Lease.

Section 16.14. Patriot Act. Each of Landlord and Tenant, each as to itself, hereby represents its compliance and its agreement to continue to comply with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224 (“Executive Order”). Each of Landlord and Tenant further represents (such representation to be true throughout the Lease Term) (i) that it is not, and, to its actual knowledge, it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

ARTICLE 17 – SPECIAL PROVISIONS

Section 17.01. Options to Extend.

(a) Grant and Exercise of Option. Provided that (i) no Default has occurred and is then continuing, (ii) the creditworthiness of Tenant is not less than that of Tenant as of the Commencement Date of this Lease (unless Tenant’s creditworthiness is then otherwise reasonably acceptable to Landlord), and (iii) Tenant originally named herein (or its Permitted Transferee) remains in possession of the entire Leased Premises throughout the term immediately preceding the Extension Term (as defined below), Tenant shall have the option to extend the Lease Term for three (3) additional periods of five (5) years each (each an “Extension Term”). Each Extension Term shall be upon the same terms and conditions contained in the Lease except (x) this provision giving three (3) extension options shall be amended to reflect the remaining options to extend, if any, (y) any improvement allowances or other concessions applicable to the Leased Premises under the Lease shall not apply to the Extension Term, and (z) the Minimum Annual Rent shall be adjusted as set forth below (the “Rent Adjustment”). Tenant shall exercise each option by delivering to Landlord, no later than twelve (12) months prior to the expiration of the preceding term, written notice of Tenant’s desire to extend the Lease Term. Tenant’s failure to timely exercise such option shall be deemed a waiver of such option and any succeeding option. If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease (or, at Landlord’s option, a new lease on the form then in use for the Building) reflecting the terms and conditions of the Extension Term within thirty (30) days after Landlord’s receipt of Tenant’s notice (provided that each party shall use commercially reasonable efforts to respond promptly in the reasonable negotiation of the specific lease or amendment form).

(b) Rent Adjustment. The Minimum Annual Rent for the each Extension Term shall be an amount equal to one hundred two and one-half percent (102.5%) of the Minimum Annual Rent per square foot for the period immediately preceding the applicable Extension Term for the first twelve (12) months of the applicable Extension Term, with an increase of two and one-half percent (2.5%) for each successive twelve (12) month period of such applicable Extension Term. The Monthly Rental Installments shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for the Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.

Section 17.02. Right of First Refusal.

(a) Provided that (i) no Default has occurred and is then continuing, (ii) the creditworthiness of Tenant is not less than that of Tenant as of the Commencement Date of this Lease (unless Tenant’s creditworthiness is then otherwise reasonably acceptable to Landlord), and (iii) Tenant originally named herein (or its Permitted Transferee) remains in possession of the entire Leased Premises throughout the Lease Term, and subject to any rights of other tenants to the Refusal Space (as defined herein) and Landlord’s right to renew or extend the lease term of any other tenant with respect to the portion of the Refusal Space now or hereafter leased by such other tenant, Tenant shall have an on-going right of first refusal (“Refusal Option”) to lease additional space in the Building located contiguous to the Leased Premises as shown crosshatched on the attached Exhibit E (“Refusal Space”). Prior to entering into any lease that includes all or any portion of the Refusal Space, Landlord shall notify Tenant in writing (“Landlord’s Notice”) of Landlord’s receipt of an arms-length offer to lease such space that Landlord is willing to accept from a bona fide third party offeror (“Bona Fide Offer”) and setting forth the material terms of the Bona Fide Offer and such other terms as are herein provided. If the Bona Fide Offer includes space in the Building in addition to the Refusal Space, then the Refusal Space shall be deemed to include, and this Refusal Option shall be deemed to apply to, all of the space included in the Bona Fide Offer. Tenant shall have five (5) business days after Tenant receives Landlord’s Notice in which to notify Landlord in writing of its election to lease the Refusal Space upon the terms set forth in Landlord’s Notice. If Tenant declines to exercise this Refusal Option or fails to give such written notice within the time period required, Tenant shall be deemed to have waived this Refusal Option, and thereafter, except as provided in (c) below, this Refusal Option shall be void and of no further force or effect, and Landlord shall be free to lease the Refusal Space to the bona fide offeror or any other third party.

(b) The term for the Refusal Space shall be the term set forth in the Bona Fide Offer. The Refusal Space shall be offered to Tenant at the rental rate and upon such other terms and conditions as are set forth in the Bona Fide Offer and herein.

(c) If Tenant shall exercise the Refusal Option, the parties shall enter into an amendment to this Lease adding the Refusal Space to the Leased Premises upon the terms and conditions set forth herein and making such other modifications to this Lease as are appropriate under the circumstances. If Tenant shall fail to enter into such amendment within ten (10) days following Tenant’s receipt of an amendment from Landlord (provided that each party shall use commercially reasonable efforts to respond promptly in the reasonable negotiation of the specific amendment form), then Landlord may terminate this Refusal Option, by notifying Tenant in writing, in which event this Refusal Option shall become void and of no further force or effect until the Refusal Space becomes available again, and Landlord shall thereafter be free to lease the Refusal Space to the bona fide offeror or any other third party. This right of first refusal shall be an ongoing right of first refusal, which shall mean that if Tenant waives its right of first refusal pursuant to subsection (a) above and all of the Refusal Space is subsequently leased to the specific third party that accepted the Bona Fide Offer (“New Tenant”), Landlord shall not lease the Refusal Space to a third party (other than the New Tenant) without notifying Tenant of the availability of the Refusal Space, in which case Tenant shall again have a right of first refusal to lease the Refusal Space in accordance with this Section 17.02. If Landlord does not enter into a lease with a third party under the terms and conditions contained in the Bona Fide Offer within one hundred eighty (180) days after Tenant declines or fails to exercise this Refusal Option, or if Landlord desires to materially alter or modify the terms and conditions of the Bona Fide Offer, Landlord shall be required to present the altered or modified Bona Fide Offer to Tenant pursuant to this Refusal Option, in the same manner that the original Bona Fide Offer was submitted to Tenant.

Section 17.03. Emergency Generator.

(a) Tenant, at its sole cost and expense and subject to the terms of this Lease, shall have the right to install, operate and maintain an emergency generator and related equipment (collectively, the “Generator”) at a precise location as shown on Exhibit H attached hereto and made a part hereof. Tenant shall install, operate and maintain the emergency generator in accordance with all federal, state and local laws and regulations and with any protective covenants. Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install, operate and maintain the emergency generator and shall provide copies thereof to Landlord. Prior to installation of the Generator, Tenant shall provide Landlord with a certificate of insurance on behalf of the installer reasonably satisfactory to Landlord. Tenant, at Tenant’s sole cost and expense, shall install screening around the Generator, the size, location, design and manner of which shall be subject to the written approval of Landlord. Tenant shall at all times keep the Generator and the surrounding area in a clean and orderly condition.

(b) Tenant, at its sole cost and expense, shall be responsible for removing the Generator and the screening surrounding the Generator and for restoring the Building and/or Common Areas affected by the Generator and screening to their original condition after such removal, normal wear and tear excluded. Tenant agrees, within thirty (30) days after written notice from Landlord, to remove the Generator and screening surrounding same in the event any governmental entity or applicable law or regulation requires removal thereof or Tenant fails to materially comply with the terms stated herein. Such removal shall be in accordance with all of the terms and conditions set forth herein. If Tenant fails to remove the Generator and screening surrounding same from the Building or Common Areas upon expiration or earlier termination of the Lease, or after expiration of the thirty (30) day notice period provided above, the Generator and screening surrounding same shall be deemed abandoned by Tenant and shall become the property of Landlord, or Landlord may remove the same at Tenant’s expense.

(c) In addition, commencing on the Generator installation date, Tenant shall obtain a policy of liability insurance, or endorsements to Tenant’s policy or policies of liability insurance, covering pollution liability with limits of not less than $3,000,000.

Section 17.04. Fitness Center. As long as Landlord owns the Building and the Fitness Center Building (as defined herein), and subject to Landlord’s rules and regulations (as may be amended from time to time), Tenant’s employees may use the fitness center within the building (the “Fitness Center Building”) located at 3800 Paramount Parkway, Morrisville, North Carolina 27560. As of the date of this Lease, the cost to use the fitness center is $10.00 per employee per month billed in six (6) month increments (subject to adjustment by Landlord; provided, however, that any increase in said charge will be uniformly applied to all tenants of the Building). Notwithstanding the foregoing, Tenant shall be provided with up to ten (10) fitness center passes at no cost for the initial Lease Term; provided, however, that each such pass shall be personal to the individual employee of Tenant to whom it is initially assigned and shall automatically terminate and be of no further force or effect if said employee is no longer employed by Tenant. Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the fitness center in such manner as Landlord deems necessary or proper, including the removal of the same.

Section 17.05. Quiet Enjoyment. Landlord agrees that if Tenant shall perform all of the covenants and agreements herein provided to be performed on Tenant’s part, Tenant shall peaceably and quietly have, hold and enjoy the Leased Premises for the term hereof without hindrance or molestation from Landlord or anyone claiming by, through or under Landlord, subject to the terms and provisions of this Lease.

Section 17.06. Compliance with Law.

(a) Existing Governmental Regulations. If any federal, state or local laws, ordinances, orders, rules, regulations or requirements (collectively, “Governmental Requirements”) in existence as of the date of the Lease require an alteration or modification of the Leased Premises (a “Code Modification”) and such Code Modification (i) is not made necessary as a result of the specific use being made by Tenant of the Leased Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any office building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Leased Premises by Tenant, such Code Modification shall be performed by Landlord, at Landlord’s sole cost and expense.

(b) Governmental Regulations – Landlord Responsibility. If, as a result of one or more Governmental Requirements that are not in existence as of the date of this Lease, it is necessary from time to time during the Lease Term, to perform a Code Modification to the Building or the Common Areas that (i) is not made necessary as a result of the specific use being made by Tenant of Leased Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any office building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Leased Premises by Tenant, such Code Modification shall be performed by Landlord and the cost thereof shall be included in Operating Expenses without being subject to any applicable cap on expenses set forth herein.

(c) Governmental Regulations – Tenant Responsibility. If, as a result of one or more Governmental Requirements, it is necessary from time to time during the Lease Term to perform a Code Modification to the Building or the Common Areas that is made necessary as a result of the specific use being made by Tenant of the Leased Premises or as a result of any alteration of the Leased Premises by Tenant, such Code Modification shall be the sole and exclusive responsibility of Tenant in all respects; provided, however, that Tenant shall have the right to retract its request to perform a proposed alteration in the event that the performance of such alteration would trigger the requirement for a Code Modification.

Section 17.07. Memorandum of Lease. The parties agree that this Lease may not be recorded but that either party may request that the other execute a Memorandum of Lease that may be recorded. The parties agree to remove the Memorandum of Lease of record upon the expiration or earlier termination of this Lease. In the event of an early termination as a result of Tenant’s default and vacation of the Leased Premises, Tenant agrees that Landlord can unilaterally remove the Memorandum of Lease of record.

Section 17.08. Tenant Access. Tenant, its employees, agents and invitees shall have key card access to the Leased Premises twenty-four (24) hours per day, seven (7) days per week. During non-business hours, Landlord may restrict access by requiring an electronic card key system with locks on exterior doors. Landlord may temporarily close the Building if required because of a life-threatening or Building-threatening situation. Landlord shall use commercially reasonable efforts to close the Building during non-business hours only.

Section 17.09. Building Systems and Warranties.

(a) Landlord hereby warrants that the building systems and the HVAC servicing the Leased Premises shall be in good working order as of the Commencement Date.

(b) During the Lease Term, Landlord agrees to use commercially reasonable efforts to enforce, for Tenant’s benefit, any and all manufacturers’, service or other warranties applicable to the Leased Premises and the building systems and HVAC related thereto.

Section 17.10. Temporary Space. In the event that Tenant requires temporary space to use for the Permitted Use prior to the Commencement Date and subject to the availability of space, Landlord will use commercially reasonable efforts to accommodate Tenant’s needs in the Building or another building owned by Landlord, or an affiliated entity of Landlord, although Landlord in no way guarantees such temporary space accommodation. Landlord and Tenant acknowledge and agree that, except for Operating Expenses, Tenant’s use of any such temporary space shall be free of charge.

(SIGNATURES CONTAINED ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP,
an Indiana limited partnership doing business in
North Carolina as Duke Realty of Indiana Limited Partnership

	By:	Duke Realty Corporation,
its General Partner

Date of Execution: July 7, 2013		By:	/s/ Jeffrey B. Sheehan
Jeffrey B. Sheehan
Senior Vice President
Raleigh

TENANT:

SCIQUEST, INC., a Delaware corporation

Date of Execution: July 7, 2013		By:	/s/ Rudy C. Howard
Name: Rudy C. Howard
Title: Chief Financial Officer